Two Harbors Investment Corp. Announces
Results of 2010 Annual Meeting of Stockholders

NEW YORK, June 15, 2010 – Two Harbors Investment Corp. (“Two Harbors”) (NYSE Amex: TWO; TWO.WS) announced the results of its 2010 Annual Meeting of Stockholders held on Monday, June 14, 2010. Stockholders of record at the close of business on April 19, 2010, were entitled to notice of and to vote at the Annual Meeting.

The following items were presented for stockholder approval:

•	The election of seven directors to serve until our Annual Meeting of Stockholders to be held in 2011 and until his successor is duly elected and qualified; and

•	The ratification of the appointment of Ernst & Young LLP the Company's independent registered public accountants for the year ending December 31, 2010.

Stockholders elected each of the seven directors by a vote percentage of approximately 80% and approved the ratification of Ernst & Young.  The final voting results for each proposal will be filed today with the Securities and Exchange Commission on a Current Report on Form 8-K and will be available for viewing on the Company's website at www.twoharborsinvestment.com.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that focuses on investing in residential mortgage-backed securities.  Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to:  Two Harbors Investment Corp., 601 Carlson Parkway, Suite 330, Minnetonka, MN  55305, telephone 612-238-3300.

Contact

Investors: Anh Huynh, Investor Relations, Two Harbors Investment Corp., 212-364-3221.